AGREEMENT AND PLAN OF MERGER
by and between
COLONY BANKCORP, INC.
and
SOUTHCREST FINANCIAL GROUP, INC.
Dated as of April 22, 2021

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Exhibit A – Form of SCSG Voting Agreement
Exhibit B – Form of CBAN Voting Agreement
Exhibit C – Form of Bank Plan of Merger and Merger Agreement
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Exhibit D – Form of Director Non-Competition and Non-Disclosure Agreement
Exhibit E – Form of Claims Letter
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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of April 22, 2021, by and between Colony Bankcorp, Inc., a Georgia corporation (“CBAN”), and SouthCrest Financial Group, Inc., a Georgia corporation (“SCSG” and, together with CBAN, the “Parties” and each a “Party”).
W I T N E S S E T H
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which SCSG will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CBAN (the “Merger”), with CBAN as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as an inducement to CBAN to enter into this Agreement, each director and certain shareholders of SCSG have entered into a voting agreement (each a “SCSG Voting Agreement” and collectively, the “SCSG Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CBAN, pursuant to which each such director or shareholder has agreed, among other things, to vote all shares of SCSG Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the SCSG Voting Agreements;
WHEREAS, as an inducement to SCSG to enter into this Agreement, each director of CBAN has entered into a voting agreement (each a “CBAN Voting Agreement” and collectively, the “CBAN Voting Agreements”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with CBAN, pursuant to which each such director or shareholder has agreed, among other things, to vote all shares of CBAN Common Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the CBAN Voting Agreements;
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for federal income tax purposes, it is intended that each of the Merger and the Bank Merger (as defined herein) qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for each of the Merger and the Bank Merger for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I.

THE MERGER
Section i.The Merger.
Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code (the “GBCC”), at the Effective Time, SCSG shall merge with and into CBAN pursuant to the terms of this Agreement. CBAN shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Georgia. As of the Effective Time, the separate corporate existence of SCSG shall cease.
Section ii.Articles of Incorporation and Bylaws; Officers and Directors.
(1)At the Effective Time, the articles of incorporation of CBAN in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of CBAN in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.
(2)The directors of CBAN in office immediately prior to the Effective Time shall serve as the directors of the Surviving Entity in accordance with the bylaws of the CBAN, except that CBAN shall take all actions necessary to increase the size of its Board of Directors by two (2) and appoint additional directors as provided in Section 5.17 hereof.
(3)The officers of CBAN in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Entity from and after the Effective Time in accordance with the bylaws of the Surviving Entity.
Section iii.Bank Merger.
Immediately following the Effective Time, SouthCrest Bank, National Association, a national banking association and a direct wholly-owned subsidiary of SCSG (“SouthCrest Bank”), shall be merged (the “Bank Merger”) with and into Colony Bank, a Georgia state-chartered bank and a direct wholly-owned subsidiary of CBAN, in accordance with the provisions of applicable federal and state banking laws and regulations, and Colony Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties have, on the date hereof, caused the board of directors of Colony Bank and SouthCrest Bank, respectively, to approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit C, and have caused the Bank Plan of Merger to be executed and delivered on the date of this Agreement. Each of CBAN and SCSG shall also approve the Bank Plan of Merger in their capacities as sole shareholders of Colony Bank and SouthCrest Bank, respectively.

Section iv.Effective Time; Closing.
(1)Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the Secretary of State of the State of Georgia, as provided in the GBCC, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger. Unless otherwise mutually agreed by the Parties, the Effective Time will occur on the first day of the calendar month following the day all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.
(2)The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Business Day prior to the Effective Time (such date, the “Closing Date”) by electronic means or at the offices of Fenimore, Kay, Harrison & Ford, LLP, 191 Peachtree Street NE, Suite 849, Atlanta, GA 30303, or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to CBAN and SCSG the certificates and other documents required to be delivered under Article VI.
Section v.Additional Actions.
If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective current and former officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.
Section vi.Reservation of Right to Revise Structure.
CBAN may at any time and without the approval of SCSG change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to (A) Holders as Merger Consideration or (B) holders of SCSG Options, SCSG Restricted Shares, or SCSG Phantom Stock Units as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of Holders in connection with the Merger, or (iv) require submission to or approval of SCSG’s shareholders after the plan of merger set forth in this Agreement has been approved by SCSG’s shareholders. In the event that CBAN elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
Article II.

MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section i.Merger Consideration.
Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of SCSG:
(1)Each share of CBAN Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(2)Each share of SCSG Stock owned directly by CBAN, SCSG, or any of their respective Subsidiaries (excluding shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “SCSG Cancelled Shares”).
(3)Notwithstanding anything in this Agreement to the contrary, all shares of SCSG Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Article 13 of the GBCC, shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the GBCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the GBCC and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of SCSG Stock under the applicable provisions of the GBCC. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the GBCC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per Share Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. SCSG shall give CBAN (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of SCSG Stock, attempted withdrawals of such notices and any other instruments served pursuant to the GBCC and received by SCSG relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the GBCC. SCSG shall not, except with the prior written consent of CBAN, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of SCSG Stock for which dissenters’ rights have been perfected shall be returned to CBAN upon demand. If the amount paid to a Dissenting Shareholder exceeds such Dissenting Shareholder’s pro rata portion of the Merger Consideration, such excess amount shall not reduce the Per Share Merger Consideration paid to other Holders.
(4)Subject to the allocation provisions of this Article II, each share of SCSG Stock (excluding Dissenting Shares and SCSG Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive either:
(a)a cash payment, without interest, in an amount equal to $10.45 (subject to adjustment as provided in Section 2.02(a), the “Per Share Cash Consideration”); or
(b)0.7318 (subject to adjustment as provided in Section 2.02(a), the “Exchange Ratio”) of a share of CBAN Common Stock (the “Per Share Stock Consideration”).
(5)If, between the date hereof and the Effective Time, the outstanding shares of CBAN Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Per Share Stock Consideration.
(6)Notwithstanding anything to the contrary and for the avoidance of doubt, the Merger shall not be consummated unless at least 50% of the Merger Consideration shall be in the form of CBAN Common Stock.
Section ii.Adjustment of Merger Consideration for Tangible Equity Capital.
(1)If the Tangible Equity Capital (as defined and calculated below) as of the Closing Date is less than the Tangible Equity Capital Minimum, then the Merger Consideration will be reduced by an amount (the “Capital Deficiency Amount”) equal to (A) the Tangible Equity Capital Minimum minus (B) the Tangible Equity Capital on the Closing Date, and the Per Share Cash Consideration and the Exchange Ratio shall be adjusted to produce the aggregate Merger Consideration as reduced by such Capital Deficiency Amount. The calculation methodology for the reduction of the Merger Consideration is set forth in CBAN Disclosure Schedule 2.02(a).
(2)For purposes of this Agreement, “Tangible Equity Capital” shall equal the sum of the SCSG’s equity capital stock, capital surplus, and retained earnings, less goodwill and intangible assets, and excluding (for the avoidance of doubt) unrealized securities gains or losses, on a consolidated basis with SouthCrest Bank, as determined pursuant to GAAP and in accordance with this Section 2.02(b). For purposes of calculating Tangible Equity Capital, SCSG shall include deductions made for any transaction expenses related to the Merger, this Agreement and the transactions contemplated hereby (“Transaction Expenses”), including, to the extent not already reflected in the retained earnings of SCSG as set forth in the Estimated Closing Statement (as defined in Section 2.02(c) below), reductions for (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the accrual of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with the termination of Terminated Contracts (as defined in Section 5.14), including, but not limited to, the termination of any data processing contract following the Closing Date; (iv) amounts payable upon a change in control event under any SCSG Material Contract; (v) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between SCSG or SouthCrest Bank and any other Person, including the termination of such agreements, regardless of whether payment under such agreement or arrangement is triggered by the transactions set forth in this Agreement; (vi) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of final payment; (vii) the amount of any additional accruals or costs (to the extent not already accrued) to fully fund and liquidate any SCSG Benefit Plan (as defined herein) and to pay all related expenses and fees to the extent such termination is requested by CBAN pursuant to Section 5.11; (viii) the after-tax premium or additional costs incurred to provide for the continuation of certain of SCSG’s insurance policies pursuant to Section 5.10(d); (ix) fifty percent (50%) of the aggregate fees, expenses and costs of the independent accounting firm pursuant to Section 2.02(c) below, if applicable; and (x) any other expenses or adjustments customary for transactions of the type; provided that, adjustments to the calculation of the Tangible Equity Capital with respect to (i)-(x) shall be mutually determined by SCSG and CBAN in good faith. In calculating Tangible Equity Capital, SCSG will be permitted to calculate any expenses on an after-tax basis (but only to the extent that such expenses are tax-deductible) using a tax rate of 21.00% and SCSG will be permitted to exclude or add back to Tangible Equity Capital the amount of certain expenses of SCSG and its Subsidiaries as mutually agreed upon by SCSG and CBAN. For the avoidance of doubt, Tangible Equity Capital shall be reduced dollar for dollar by the amount of any dividend or other distribution by SCSG declared or paid on or after the date of this Agreement and prior to or on the Closing Date.
(3)As of the date of this Agreement, SCSG has provided CBAN with a projection of the Tangible Equity Capital as of an estimated Closing Date, including detailed adjustments as set forth in Section 2.02(b) (the “Estimated Closing Statement”). Within ten (10) Business Days of the end of each calendar month, SCSG shall prepare a sample calculation of the Tangible Equity Capital as of the end of such calendar month (calculated in accordance with Section 2.02(b)) and provide such sample calculation to CBAN for the parties to discuss in good faith.

As of a date that is not less than ten (10) Business Days prior to the intended Closing Date (the “Calculation Date”), SCSG shall prepare in good faith and deliver to CBAN an updated closing statement derived from the latest available financial information of SCSG, adjusted for projections through the Closing Date and reflecting the Transaction Expenses and Tangible Common Equity as set forth in Section 2.02(b) (such statement, the “Final Closing Statement”). Such Final Closing Statement shall be prepared in a manner consistent with the Estimated Closing Statement. If CBAN does not object in writing to the Final Closing Statement within five (5) Business Days after the date SCSG submits such calculation to CBAN, the Final Closing Statement shall be deemed to be accepted by CBAN and shall constitute the final calculation of the Tangible Equity Capital at the Closing Date, subject only to any further changes mutually agreed upon by both SCSG and CBAN. If CBAN timely objects in writing to the Final Closing Statement and the parties are unable to resolve any dispute related to the calculations set forth in the Final Closing Statement within five (5) Business Days after the date SCSG submits such calculation to CBAN, then SCSG and CBAN shall submit the calculation of Tangible Equity Capital at the Closing Date to an independent accounting firm as shall be mutually agreed in writing by the parties for review and resolution of any and all matters related to the calculation which remain in dispute. The independent accounting firm shall reach a final resolution of all matters (such determination of Tangible Equity Capital by the independent accounting firm shall be consistent with and in accordance with Section 2.02(b)) and shall furnish such resolution in writing to SCSG and CBAN as soon as practicable, but in no event more than ten (10) Business Days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon SCSG and CBAN, absent manifest error or fraud. The resolution reached by the parties or the independent accounting firm in accordance with this Section 2.02(c) will constitute the final calculation of the Tangible Equity Capital at the Closing Date. The costs for the independent accounting firm to reach such resolution shall be shared equally by SCSG and CBAN.
Section iii.Election Procedures.
(1)Election.
(a)Prior to the Effective Time, CBAN shall appoint an exchange agent (the “Exchange Agent”), which is acceptable to SCSG in its reasonable discretion, for the payment and exchange of the Merger Consideration.
(b)Holders of record of SCSG Stock may elect to receive either shares of CBAN Common Stock or cash in exchange for their shares of SCSG Stock, provided that the aggregate number of shares of CBAN stock to be issued as Per Share Stock Consideration pursuant to this Section 2.03 shall be 3,987,898 (the “Stock Conversion Maximum”); provided, however, the Stock Conversion Maximum is subject to adjustment as provided in Section 2.02(a).
(c)An election form (“Election Form”), together with a Letter of Transmittal (as defined in Section 2.08), shall be mailed no less than twenty (20) Business Days prior to the Election Deadline (as defined below) or on such earlier date as CBAN and SCSG shall mutually agree (the “Mailing Date”) to each Holder of record of SCSG Stock as of five (5) Business Days prior to the Mailing Date permitting such Holder, subject to the allocation and election procedures set forth in this Section 2.03, (1) to specify the number of shares of SCSG Stock owned by such Holder with respect to which such Holder desires to receive the Per Share Cash Consideration (a “Cash Election”, and such shares subject to a Cash Election, the “Cash Election Shares”), in accordance with the provisions of Section 2.01(d)(i), (2) to specify the number of shares of SCSG Stock owned by such Holder with respect to which such Holder desires to receive the Per Share Stock Consideration (a “Stock Election” and such shares subject to a Stock Election, the “Stock Election Shares”), in accordance with the provisions of Section 2.01(d)(ii), or (3) to indicate that such record Holder has no preference as to the receipt of cash or CBAN Common Stock for such shares. Holders of record of shares of SCSG Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of SCSG Stock held by each Representative for a particular beneficial owner. Any shares of SCSG Stock with respect to which the Holder thereof shall not, as of the Election Deadline (as defined in Section 2.03(a)(iv)), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed “Non-Election Shares.” CBAN shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of SCSG Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election Deadline, and SCSG shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(d)The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the SCSG Meeting and (ii) the date that CBAN and SCSG shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date, provided, however, that the Election Deadline will automatically be extended by ten (10) Business Days in the event that there is any change to the Merger Consideration pursuant to Section 2.02(a) or Section 7.01(i). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all the shares of SCSG Stock covered by such Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Shares of SCSG Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated Non-Election Shares. In addition, if a Holder of SCSG Stock either (1) does not submit a properly completed Election Form in a timely fashion or (2) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither CBAN nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
(2)Allocation. No later than five (5) Business Days after the Effective Time, CBAN shall cause the Exchange Agent to effect the allocation among Holders of SCSG Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration, which shall be effected by the Exchange Agent as follows:
(a)If the aggregate number of shares of SCSG Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Maximum, then all Cash Election Shares and all Non-Election Shares of each Holder thereof shall be converted into the right to receive the Per Share Cash Consideration, and the Stock Election Shares of each Holder thereof will be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such Holder by (y) the fraction, the numerator of which is the Stock Conversion Maximum and the denominator of which is the Stock Election Number, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder’s Stock Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above.
(b)If the Stock Election Number is less than the Stock Conversion Maximum (the amount by which the Stock Conversion Maximum exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
(i)If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and the Non-Election Shares of each Holder thereof shall be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such Holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder’s Non-Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above; and
(ii)If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Cash Election Shares of each Holder thereof shall be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such Holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder’s Cash Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above.
Section iv.SCSG Stock-Based Awards.
(1)Immediately prior to the Effective Time, each share of SCSG Common Stock subject to vesting restrictions granted under the SCSG Stock Plans (a “SCSG Restricted Share”) that is outstanding immediately prior to the Effective Time shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, at the election of the Holder, the Per Share Cash Consideration or the Per Share Stock Consideration, less the amount of any required withholding Tax, pursuant to Section 2.01(d).
(2)At the Effective Time, each option to purchase SCSG Common Stock granted under any SCSG Stock Plan (each a “SCSG Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive from SCSG immediately prior to the Effective Time an amount in cash, without interest, equal to the product of (i) the total number of shares of SCSG Common Stock subject to such SCSG Option times (ii) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of SCSG Common Stock under such SCSG Option, less applicable Taxes required to be withheld with respect to such payment. No holder of an SCSG Option that has an exercise price per share of SCSG Common Stock that is equal to or greater than the Per Share Cash Consideration shall be entitled to any payment with respect to such cancelled SCSG Option before, on, or after the Effective Time.
(3)At the Effective Time, each unit of SCSG phantom stock granted under the SouthCrest Financial Group, Inc. Phantom Unit Plan (each a “SCSG Phantom Stock Unit”) that is outstanding immediately prior to the Effective Time shall, subject to the holder’s continued employment with SCSG at the Effective Time, be converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of SCSG Phantom Stock

Units held by such holder and (ii) the Per Share Cash Consideration, less applicable Taxes required to be withheld with respect to such payment.
(4)Prior to the Effective Time, the board of directors of SCSG (or, if appropriate, any committee thereof administering the SCSG Stock Plans) shall adopt such resolutions or take such other actions, including obtaining any necessary consents or amendments to the applicable award agreements and equity plans, as may be required to effectuate the provisions of this Section 2.04.
Section v.Rights as Shareholders; Stock Transfers.
At the Effective Time, all shares of SCSG Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of SCSG Stock, the Per Share Merger Consideration and any cash in lieu of fractional shares of CBAN Common Stock in accordance with this Article II. At the Effective Time, holders of SCSG Stock shall cease to be, and shall have no rights as, shareholders of SCSG, other than the right to receive the Per Share Merger Consideration and cash in lieu of fractional shares of CBAN Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of SCSG shall be closed, and there shall be no registration of transfers on the stock transfer books of SCSG of shares of SCSG Stock.
Section vi.Fractional Shares.
Notwithstanding any other provision hereof, no fractional shares of CBAN Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, CBAN shall pay or cause to be paid to each Holder of a fractional share of CBAN Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CBAN Common Stock to which such Holder would otherwise be entitled by the Average Closing Price.
Section vii.Plan of Reorganization.
It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code for each of the Merger and the Bank Merger.
Section viii.Exchange Procedures.
CBAN shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to mail or otherwise caused to be delivered to each Holder who has not previously surrendered such Certificate or Certificates or Book Entry Shares, appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry

Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).
Section ix.Deposit and Delivery of Merger Consideration.
(1)Prior to the Effective Time, CBAN shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of CBAN Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.06, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and CBAN, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of SCSG Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by CBAN or the Exchange Agent.
(2)Any portion of the Exchange Fund that remains unclaimed by the shareholders of SCGC for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to CBAN. Any shareholders of SCGC who have not theretofore complied with this Section 2.09 shall thereafter look only to CBAN for the Merger Consideration, any cash in lieu of fractional shares of SCGC Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of SCGC Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of SCSG Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of CBAN Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of CBAN (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. CBAN and the Exchange Agent shall be entitled to rely upon the stock transfer books of SCSG to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of SCSG Stock represented by any Certificate or Book-Entry Share, CBAN and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Per Share Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(3)CBAN or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as CBAN is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by CBAN or the Exchange Agent, as applicable.
Section x.Rights of Certificate Holders after the Effective Time.
(1)All shares of CBAN Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by CBAN in respect of the CBAN Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of CBAN Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the CBAN Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of CBAN Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of CBAN Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of CBAN Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(2)In the event of a transfer of ownership of a Certificate representing SCSG Stock that is not registered in the stock transfer records of SCSG, the proper amount of cash and/or shares of CBAN Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such SCSG Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of CBAN that the Tax has been paid or is not applicable.
Section xi.Anti-Dilution Provisions.
If the number of shares of CBAN Common Stock or SCSG Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of SCSG Stock the same economic effect as contemplated by this Agreement prior to such event.
Article III.

REPRESENTATIONS AND WARRANTIES OF SCSG
Except as set forth in the disclosure schedule delivered by SCSG to CBAN prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “SCSG Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the SCSG Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SCSG that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on SCSG and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, SCSG hereby represents and warrants to CBAN as follows:
Section i.Organization and Standing.
Each of SCSG and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to SCSG. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in SCSG Disclosure Schedule 3.01.
Section ii.Capital Stock.
(1)The authorized capital stock of SCSG consists of 50,000,000 shares of SCSG Common Stock, 50,000,000 shares of SCSG Non-Voting Common Stock, and 10,000,000 shares of SCSG Preferred Stock. Of the 10,000,000 shares of SCSG Preferred Stock, SCSG has designated 500,000 shares as SCSG Series AAA Preferred Stock, 12,900 shares as SCSG Series A Preferred Stock, 645.0045 shares as SCSG Series B Preferred Stock, 3,500,000 shares as SCSG Series C Preferred Stock, and 2,500,000 shares as SCSG Series D Preferred Stock. As of the date hereof, there are 5,877,868 shares of SCSG Common Stock issued and outstanding (inclusive of SCSG Restricted Shares), no shares of SCSG Non-Voting Common Stock issued and outstanding, 115,331 shares of SCSG Series AAA Preferred Stock, no shares of SCSG Series A Preferred Stock, no shares of SCSG Series B Preferred Stock, no shares of SCSG Series C Preferred Stock, and 1,523,265 shares of Series D Preferred Stock issued and outstanding. As of the date hereof, there were SCSG Options to acquire 252,500 shares of SCSG Common Stock outstanding. There are no shares of SCSG Stock held by any of SCSG’s Subsidiaries.
(2)SCSG Disclosure Schedule 3.02(b)(i) sets forth, as of the date hereof, the name and address, as reflected on the books and records of SCSG, of each Holder, and the number and type of shares of SCSG Stock held by each such Holder. The issued and outstanding shares of SCSG Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any SCSG shareholder, except as set forth in SCSG Disclosure Schedule 3.02(b)(ii). All shares of SCSG’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
(3)SCSG Disclosure Schedule 3.02(c) sets forth, as of the date hereof, for each grant or award of SCSG Restricted Shares, SCSG Options, or other outstanding Rights of SCSG the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of SCSG Common Stock, or any other security of SCSG, subject to such award, (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (vii) name of the SCSG Stock Plan under which such award was granted, if applicable. Each SCSG Restricted Share and all other outstanding SCSG Rights complies with or is exempt from Section 409A of the Code and qualifies for the tax treatment afforded thereto in SCSG’s Tax Returns. Each grant of SCSG Restricted Shares, SCSG Options, or other outstanding SCSG Rights was appropriately authorized by the board of directors of SCSG or the compensation committee thereof, was made in accordance with the terms of the SCSG Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of SCSG or the compensation committee thereof. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which SCSG or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of SCSG or any of SCSG’s Subsidiaries or obligating SCSG or any of SCSG’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, SCSG or any of SCSG’s Subsidiaries other than those listed in SCSG Disclosure Schedule 3.02(c). There are no obligations, contingent or otherwise, of SCSG or any of SCSG’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of SCSG Stock or capital stock of any of SCSG’s Subsidiaries or any other securities of SCSG or any of SCSG’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the SCSG Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of SCSG’s capital stock and there are no agreements or arrangements under which SCSG is obligated to register the sale of any of its securities under the Securities Act.
(4)SCSG Disclosure Schedule 3.02(d) sets forth a list of all repurchases by SCSG of SCSG Stock since January 1, 2018, including the date of such repurchase, the number, class, and series of the shares repurchased, and the price at which SCSG executed such repurchase. SCSG conducted all such repurchases were conducted in material compliance with applicable Laws. To the knowledge of SCSG, all Affiliates of SCSG have, since January 1, 2018, conducted purchases and sales of SCSG in material compliance with applicable Laws.
(5)SCSG Disclosure Schedule 3.02(e) sets forth a listing of all agreements to which SCSG is a party that provide holders of SCSG Stock with rights as holders of SCSG Stock that are in addition to those provided by SCSG’s articles of incorporation, SCSG’s bylaws, or by applicable Law (each, an “SCSG Investor Agreement”). Each SCSG Investor Agreement is valid and binding on SCSG and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that SCSG hereby represents and warrants that, to its Knowledge, each SCSG Investor Agreement is duly executed by all such parties), subject to the Enforceability Exception. Except as set forth in SCSG Disclosure Schedule Section 3.02(e), SCSG is not in default under any SCSG Investor Agreement and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
Section iii.Subsidiaries.
(1)SCSG Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of SCSG, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by SCSG. Except as set forth in SCSG Disclosure Schedule 3.03(a), (i) SCSG owns, directly or indirectly, all of the issued and outstanding equity securities of each SCSG Subsidiary, (ii) no equity securities of any of SCSG’s Subsidiaries are or may become required to be issued (other than to SCSG) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to SCSG or a wholly-owned Subsidiary of SCSG), (iv) there are no contracts, commitments, understandings or arrangements relating to SCSG’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by SCSG, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by SCSG or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws. Neither SCSG nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(2)Neither SCSG nor any of SCSG’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than SouthCrest Bank. Neither SCSG nor any of SCSG’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section iv.Corporate Power; Minute Books.
(1)SCSG and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and SCSG has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite SCSG Shareholder Approval.
(2)SCSG has made available to CBAN a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of SCSG and each of its Subsidiaries, the minute books of SCSG and each of its Subsidiaries, and the stock ledgers and stock transfer books of SCSG and each of its Subsidiaries. Neither SCSG nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of SCSG and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of SCSG and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of SCSG and each of its Subsidiaries.
Section v.Corporate Authority.
Subject only to the receipt of the Requisite SCSG Shareholder Approval at the SCSG Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of SCSG and the board of directors of SCSG on or prior to the date hereof. The board of directors of SCSG has directed that this Agreement be submitted to SCSG’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite SCSG Shareholder Approval in accordance with the GBCC and SCSG’s articles of incorporation and bylaws, no other vote or action of the shareholders of SCSG is required by Law, the articles of incorporation or bylaws of SCSG or otherwise to approve this Agreement and the transactions contemplated hereby. SCSG has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CBAN, this Agreement is a valid and legally binding obligation of SCSG, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception’’).
Section vi.Regulatory Approvals; No Defaults.
(1)No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by SCSG or any of its Subsidiaries in connection with the execution, delivery or performance by SCSG of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for

(i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the OCC, and applicable state banking agencies, the Georgia Department of Banking and Finance and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing by CBAN with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the OCC, the Secretary of State of the State of Georgia or other applicable Governmental Authorities to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CBAN Common Stock pursuant to this Agreement (the “CBAN Common Stock Issuance”) and approval of listing of such CBAN Common Stock on Nasdaq. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite SCSG Shareholder Approval and as set forth on SCSG Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SCSG do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of SCSG or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SCSG or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on SCSG or could reasonably be expected to result in a financial obligation or penalty in excess of $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of SCSG or any of its Subsidiaries or to which SCSG or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation that would have a material impact on SCSG or result in a material financial penalty.
(2)As of the date hereof, SCSG has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section vii.Financial Statements; Internal Controls.
(1)SCSG has previously delivered or made available to CBAN copies of SCSG’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2020, 2019 and 2018, accompanied by the unqualified audit reports of Wipfli, LLP, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements (including the related notes and schedules thereto) for the three (3) months ended March 31, 2021 (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of SCSG and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to (i) the absence of consolidated statements of changes in stockholders’ equity, consolidated statements of comprehensive income (loss), and consolidated statements of cash flow, (ii) normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to SCSG), and (ii) the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than SCSG’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of SCSG. The audits of SCSG have been conducted in accordance with GAAP. Since December 31, 2020, neither SCSG nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2020. True, correct and complete copies of the Financial Statements are set forth in SCSG Disclosure Schedule 3.07(a).
(2)The records, systems, controls, data and information of SCSG and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SCSG or its Subsidiaries or accountants (including all means of access thereto and therefrom). SCSG and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. SCSG has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of SCSG (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect SCSG’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SCSG’s internal control over financial reporting.

(3)Since January 1, 2020, neither SCSG nor any of its Subsidiaries nor, to SCSG’s Knowledge, any director, officer, employee, auditor, accountant or representative of SCSG or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SCSG or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SCSG or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section viii.Regulatory Reports.
Since January 1, 2018, SCSG and its Subsidiaries have timely filed with the FRB, the FDIC, the OCC, any SRO and any other applicable Governmental Authority, in correct form, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified SCSG or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of SCSG, threatened an investigation into the business or operations of SCSG or any of its Subsidiaries since January 1, 2018. There is no material and unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of SCSG or any of its Subsidiaries.
Section ix.Absence of Certain Changes or Events.
Except as set forth in SCSG Disclosure Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2020, (a) SCSG and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business (except with respect to any COVID-19 Measures), (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to SCSG, and (c) neither SCSG nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u),or Section 5.01(z).
Section x.Legal Proceedings.
(1)There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of SCSG, threatened against SCSG or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which SCSG or any of its Subsidiaries or any of their current or former director or executive officer, in their capacities as such, is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(2)There is no material injunction, order, judgment or decree or regulatory restriction imposed upon SCSG or any of its Subsidiaries, or the assets of SCSG or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates), and neither SCSG nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of SCSG or any of SCSG’s Subsidiaries.
Section xi.Compliance with Laws.
(1)SCSG and each of its Subsidiaries is, and has been since January 1, 2018, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2018, neither SCSG nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(2)SCSG and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to SCSG’s Knowledge, no suspension or cancellation of any of them is threatened.
(3)Neither SCSG nor any of its Subsidiaries has received, since January 1, 2018, written or, to SCSG’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.

Section xii.SCSG Material Contracts; Defaults.
(1)Other than the SCSG Benefit Plans, neither SCSG nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of SCSG or any of its Subsidiaries to indemnification from SCSG or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of SCSG or its respective Subsidiaries; (iii) related to the borrowing by SCSG or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by SCSG or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $30,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by SCSG or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of SCSG or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, CBAN or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which SCSG or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is listed in in SCSG Disclosure Schedule 3.12(a), and is referred to herein as a “SCSG Material Contract.” SCSG has previously made available to CBAN true, complete and correct copies of each such SCSG Material Contract, including any and all amendments and modifications thereto.
(2)Each SCSG Material Contract is valid and binding on SCSG and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that SCSG hereby represents and warrants that, to its Knowledge, each SCSG Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to SCSG; and neither SCSG nor any of its Subsidiaries is in default under any SCSG Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by SCSG or any of its Subsidiaries is currently outstanding.
(3)SCSG Disclosure Schedule 3.12(c) sets forth a true and complete list of all SCSG Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by SCSG of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section xiii.Agreements with Regulatory Agencies.
Neither SCSG nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “SCSG Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of SCSG’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has SCSG or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any SCSG Regulatory Agreement. To SCSG’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to SCSG or any of its Subsidiaries.
Section xiv.Brokers; Fairness Opinion.
Neither SCSG nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that SCSG has engaged, and will pay a fee or commission to Janney Montgomery Scott LLC (“SCSG Financial Advisor”), in accordance with the terms of a letter agreement between SCSG Financial Advisor and SCSG, a true, complete and correct copy of which has been previously delivered by SCSG to CBAN. SCSG has received the opinion of the SCSG Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to CBAN) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of SCSG Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section xv.Employee Benefit Plans.
(1)SCSG Disclosure Schedule 3.15(a) sets forth a true and complete list of each SCSG Benefit Plan. For purposes of this Agreement, “SCSG Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of SCSG or any of its Subsidiaries (such current and former employees collectively, the “SCSG Employees”), (ii) covering current or former directors of SCSG or any of its Subsidiaries, or (iii) with respect to which SCSG, any of its Subsidiaries, Controlled Group Members, or ERISA Affiliates has or may have any liability or contingent liability including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(2)With respect to each SCSG Benefit Plan, SCSG has provided or made available to CBAN true and complete copies of such SCSG Benefit Plan (or a written summary of such SCSG Benefit Plan where no plan document exists), any trust instruments and insurance contracts forming a part of any SCSG Benefit Plans and all amendments thereto, the most current summary plan descriptions and summaries of material modifications, IRS Form 5500, including applicable schedules and reports required to be filed therewith (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, or advisory letters with respect thereto, and any correspondence from any Governmental Authority. In addition, with respect to the SCSG Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and material communications (e.g. award agreements, summary of benefits and coverage, employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5), and coverage and nondiscrimination testing data and results (e.g. under Code Sections 105(h), 125, 129, 410, 401(k), and 401(m), as applicable), have been provided or made available to CBAN.
(3)All SCSG Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each SCSG Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“SCSG 401(a) Plan”) has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion or advisory letter from the IRS, and, to SCSG’s Knowledge, there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter, and nothing has occurred that would be expected to result in the SCSG 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All SCSG Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to SCSG’s Knowledge, threatened litigation or regulatory action relating to the SCSG Benefit Plans. Neither SCSG nor any of its Subsidiaries has engaged in a transaction with respect to any SCSG Benefit Plan that could reasonably be expected to subject SCSG or any of its Subsidiaries to a tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA. No SCSG 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries, investigations, or proceedings pending or, to SCSG’s Knowledge, threatened by any Governmental Authority, or participant claims (other than claims for benefits in the normal course of business), with respect to any SCSG Benefit Plan. Neither SCSG nor any administrator or fiduciary of any SCSG Benefit Plan (or any agent of any of the foregoing) that is an employee of SCSG has engaged in any transaction, or acted or failed to act in any manner with respect to any SCSG Benefit Plan that could subject it to any direct or indirect material liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the SCSG Benefit Plans has been made to SCSG Employees that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.
(4)Neither SCSG nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of SCSG or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA. SCSG has not contributed to (or been obligated to contribute to) a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c) at any time. Neither SCSG nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA. Neither SCSG nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40).
(5)All contributions required to be made with respect to all SCSG Benefit Plans have been timely made or accrued on SCSG’s financial statements.
(6)Except as set forth in SCSG Disclosure Schedule 3.15(f), no SCSG Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any SCSG Employee, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.
(7)All SCSG Benefit Plans that are group health plans have been operated in all material respects in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred or no such liabilities are expected to be assessed. SCSG may amend or terminate any such SCSG Benefit Plan at any time.
(8)Except as otherwise provided for in this Agreement or as set forth in SCSG Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any SCSG Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any SCSG Employee to severance pay or any increase in severance pay, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under or increase the amount payable any of the SCSG Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the SCSG Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of SCSG or, after the consummation of the transactions contemplated hereby, CBAN or any of its Subsidiaries, to merge, amend or terminate any of the SCSG Benefit Plans.
(9)Except as set forth in SCSG Disclosure Schedule 3.15(i), each SCSG Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code. Neither SCSG nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a SCSG Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, and (y) except as set forth in SCSG Disclosure Schedule 3.15(i), has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(10)No SCSG Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither SCSG nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(11)SCSG has made available to CBAN copies of any Code Section 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.
Section xvi.Labor Matters.
Neither SCSG nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to SCSG’s Knowledge threatened, asserting that SCSG or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SCSG or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against SCSG pending or, to SCSG’s Knowledge, threatened, nor to SCSG’s Knowledge is there any activity involving SCSG Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, SCSG and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for SCSG or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To SCSG’s Knowledge, no officer of SCSG or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant. SCSG and its Subsidiaries are, in all material respects, in compliance with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES) enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of

SCSG or any of its Subsidiaries, consistent with guidance issued by applicable federal, state and local health authorities (such laws, orders, directives, guidelines, recommendations and health and safety protocols, collectively, “COVID-19 Measures”).
Section xvii.Environmental Matters.
(a) To its Knowledge, SCSG and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of SCSG, threatened against SCSG or any of its Subsidiaries or any real property or facility presently owned, operated or leased by SCSG or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither SCSG nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of SCSG, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by SCSG or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to SCSG or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of SCSG, there are no underground storage tanks on, in or under any property currently owned, operated or leased by SCSG or any of its Subsidiaries.
Section xviii.Tax Matters.
(1)Each of SCSG and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws in all material respects. All material Taxes due and owing by SCSG or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither SCSG nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither SCSG nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where SCSG or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of SCSG or any of its Subsidiaries.
(2)SCSG and each of its Subsidiaries have collected or withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been collected or withheld and paid over by it, and has complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party, and Taxes required to be collected or withheld an paid pursuant to Sections 1441, 1442, and 3406 of the Code or similar provisions under state, local, or foreign Law.
(3)No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to Taxes of SCSG or any of its Subsidiaries. Neither SCSG nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where SCSG or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other Litigation regarding any Tax or other review with respect to Taxes or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against SCSG or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against SCSG or any of its Subsidiaries, and neither SCSG nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.
(4)SCSG has delivered or made available to CBAN true and complete copies of the foreign, federal, state or local Tax Returns filed with respect to SCSG or any of its Subsidiaries, and of all examination reports and statements of deficiencies assessed against or agreed to by SCSG, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2017.
(5)Neither SCSG nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither SCSG nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation, sharing agreement or similar agreement pursuant to which it has any material obligation to any Person with respect to Taxes (other than such an agreement with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes). Neither SCSG nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SCSG), or (ii) has any liability for the Taxes of any Person (other than SCSG and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.
(6)The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by SCSG and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2020, neither SCSG nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(7)Neither SCSG nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(8)Since January 1, 2018, neither SCSG nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(9)Neither SCSG nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year.
(10)Neither SCSG nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(11)Neither SCSG nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
(12)Set forth in SCSG Disclosure Schedule 3.18(l) are the net operating loss, net capital loss, credit, minimum Tax, charitable contribution, and other Tax carryforwards (by type of carryforward and expiration date, if any) of SCSG and each of its Subsidiaries. Except as set forth on SCSG Disclosure Schedule 3.18(l), none of those carryforwards are, as of the Closing Date and without giving effect to the Merger, presently subject to limitation under Sections 382, 383, or 384 of the Code, or the federal consolidated return regulations, or any analogous provision of foreign, state, or local Tax Law.
Section xix.Investment Securities.
SCSG Disclosure Schedule 3.19 sets forth as of March 31, 2021, the SCSG Investment Securities, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates.

Neither SCSG nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than SouthCrest Bank.
Section xx.Derivative Transactions.
1.All Derivative Transactions entered into by SCSG or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by SCSG or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. SCSG and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
2.As of the date hereof, neither SCSG nor any of its Subsidiaries is a party to any Derivative Transaction that has not been resolved.
a.Regulatory Capitalization.
SCSG and SouthCrest Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
b.Loans; Nonperforming and Classified Assets.
3.SCSG Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which SCSG or any of its Subsidiaries is a creditor which, as of March 31, 2021, was over sixty (60) days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater shareholder of SCSG or any of its Subsidiaries, or to the Knowledge of SCSG, any affiliate of any of the foregoing. Set forth in SCSG Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of SCSG and its Subsidiaries that, as of March 31, 2021, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by SouthCrest Bank, SCSG or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by SouthCrest Bank as a Troubled Debt Restructuring as defined by GAAP.

4.SCSG Disclosure Schedule 3.22(b) identifies each asset of SCSG or any of its Subsidiaries that as of March 31, 2021 was classified as other real estate owned (“OREO”) and the book value thereof as of March 31, 2021 as well as any assets classified as OREO between December 31, 2020 and March 31, 2021 and any sales of OREO between December 31, 2020 and March 31, 2021, reflecting any gain or loss with respect to any OREO sold.
5.Each Loan held in SCSG’s or any of its Subsidiaries’ loan portfolio (each a “SCSG Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii)  is a legal, valid and binding obligation of SCSG and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.
6.All currently outstanding SCSG Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding SCSG Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the SCSG Loans that are not reflected in the written records of SCSG or its Subsidiary, as applicable. All such SCSG Loans are owned by SCSG or its Subsidiary free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any SCSG Loan have been asserted in writing against SCSG or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and SCSG has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by SCSG from third parties that are described on SCSG Disclosure Schedule 3.22(d), no SCSG Loans are presently serviced by third parties and there is no obligation which could result in any SCSG Loan becoming subject to any third party servicing.
7.Neither SCSG nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates SCSG or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of SCSG or any of its Subsidiaries, unless there is a material breach of a representation or covenant by SCSG or any of its Subsidiaries, and none of the agreements pursuant to which SCSG or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
8.Neither SCSG nor any of its Subsidiaries is now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

c.Allowance for Loan and Lease Losses.
SCSG’s allowance for loan and lease losses as reflected in each of (a) the latest balance sheet included in the Financial Statements and (b) in the balance sheet as of December 31, 2020 included in the Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with SCSG’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
d.Trust Business; Administration of Fiduciary Accounts.
Neither SCSG nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
e.Investment Management and Related Activities.
None of SCSG, any SCSG Subsidiary or any of their respective directors, officers or employees, in each of their respective capacities as a director, officer, or employee of SCSG or any SCSG Subsidiary, is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
f.Repurchase Agreements.
With respect to all agreements pursuant to which SCSG or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, SCSG or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
g.Deposit Insurance.
The deposits of SouthCrest Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and SouthCrest Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to SCSG’s Knowledge, threatened.

h.Community Reinvestment Act, Anti-money Laundering and Customer Information Security.
Neither SCSG nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither SCSG nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause SCSG or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of SCSG and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
i.Transactions with Affiliates.
Except as set forth in SCSG Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by SCSG or any of its Subsidiaries to, and neither SCSG nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of SCSG or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with SCSG or any of its Subsidiaries and other than deposits held by SouthCrest Bank in the Ordinary Course of Business, or (b) any other Affiliate of SCSG or any of its Subsidiaries. Except as set forth in SCSG Disclosure Schedule 3.29, neither SCSG nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between SouthCrest Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.
j.Tangible Properties and Assets.
9.SCSG Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by SCSG and each of its Subsidiaries. Except as set forth in SCSG Disclosure Schedule 3.30(a), SCSG or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to SCSG’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that SCSG or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain.
10.SCSG Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which SCSG or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither SCSG nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To SCSG’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by SCSG or any of its Subsidiaries of, or default by SCSG or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To SCSG’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. SCSG and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in SCSG Disclosure Schedule 3.30(b), have been furnished or made available to CBAN.
11.All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of SCSG and its Subsidiaries.
k.Intellectual Property.
SCSG Disclosure Schedule 3.31 sets forth a true, complete and correct list of all SCSG Intellectual Property. SCSG or its Subsidiaries owns or has a valid license to use all SCSG Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The SCSG Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of SCSG and its Subsidiaries as currently conducted. The SCSG Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither SCSG nor any of its Subsidiaries has received notice challenging the validity or enforceability of SCSG Intellectual Property. None of SCSG or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by SCSG of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which SCSG or any of its Subsidiaries is a party and pursuant to which SCSG or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither SCSG nor any of its Subsidiaries has received notice challenging SCSG’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of SCSG or any of its Subsidiaries to own or use any of SCSG Intellectual Property.
l.Insurance.
12.SCSG Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders or bonds currently maintained by SCSG and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. SCSG and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of SCSG reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither SCSG nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither SCSG nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
13.SCSG Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by SCSG or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by SouthCrest Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under SCSG’s BOLI. Neither SCSG nor any of SCSG’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
m.Antitakeover Provisions.
No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
n.SCSG Information.
The information relating to SCSG and its Subsidiaries that is provided by or on behalf of SCSG for inclusion in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SCSG’s shareholders and as of the date of the SCSG Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any SCSG Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to SCSG and SCSG’s Subsidiaries and other portions thereof within the reasonable control of SCSG and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
o.Transaction Costs.
SCSG Disclosure Schedule 3.35 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of SCSG and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.
p.Bank Holding Company.
SCSG is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Article IV.

REPRESENTATIONS AND WARRANTIES OF CBAN
Except as set forth in the disclosure schedule delivered by CBAN to SCSG prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “CBAN Disclosure Schedule”); provided, that (a)  the mere inclusion of an item in the CBAN Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CBAN that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on CBAN, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, CBAN hereby represents and warrants to SCSG as follows:
q.Organization and Standing.
Each of CBAN and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to CBAN.

r.Capital Stock.
The authorized capital stock of CBAN consists of 20,000,000 shares of CBAN Common Stock, and 10,000,000 shares of preferred stock. As of the date hereof, 9,489,783 shares of CBAN Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of CBAN Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any CBAN shareholder. The shares of CBAN Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of CBAN’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
s.Corporate Power.
14.CBAN and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and CBAN has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all Regulatory Approvals and the Requisite CBAN Shareholder Approval.
15.CBAN has made available to SCSG a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of CBAN and each of its Subsidiaries. Neither CBAN nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.
t.Corporate Authority.
Except for the approval of this Agreement and of the transactions contemplated hereby, including but not limited to the Requisite CBAN Shareholder Approval, and the adoption and approval of the Bank Merger Agreement by CBAN as Colony Bank’s sole shareholder, no other corporate proceedings on the part of CBAN are necessary to approve this Agreement or to consummate the transactions contemplated hereby. CBAN has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by SCSG, this Agreement is a valid and legally binding obligation of CBAN, enforceable in accordance with its terms, subject to the Enforceability Exception.
u.SEC Documents; Financial Statements.
16.CBAN has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2018 (the “CBAN Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the CBAN Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CBAN Reports, and none of the CBAN Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of CBAN has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the CBAN Reports.
17.The consolidated financial statements of CBAN (or incorporated by reference) included (or incorporated by reference) in the CBAN Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of CBAN and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of CBAN and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.
18.CBAN (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of CBAN’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CBAN’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CBAN’s internal control over financial reporting. These disclosures were made in writing by management to CBAN’s auditors and audit committee. There is no reason to believe that CBAN’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
19.Since January 1, 2021, neither CBAN nor any of its Subsidiaries nor, to CBAN’s Knowledge, any director, officer, employee, auditor, accountant or representative of CBAN or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of CBAN or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CBAN or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
v.Regulatory Reports.
Since January 1, 2018, CBAN and each of its Subsidiaries has timely filed with the SEC, FRB, FDIC, any SRO and any other applicable Governmental Authority, in correct form, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to CBAN. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of CBAN and its Subsidiaries, no Governmental Authority has notified CBAN that it has initiated or has pending any proceeding or, to the Knowledge of CBAN threatened an investigation into the business or operations of CBAN or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CBAN. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of CBAN or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CBAN.
w.Regulatory Approvals; No Defaults.
No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by CBAN or any of its Subsidiaries in connection with the execution, delivery or performance by CBAN of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC and the filing and declaration of effectiveness of the Registration Statement, (iii) the Requisite CBAN Shareholder Approval, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, the Secretary of State of the State of Georgia or other applicable state or federal banking agencies to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the CBAN Common Stock Issuance and approval of listing of such CBAN Common Stock on the Nasdaq. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by CBAN do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of CBAN, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBAN or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CBAN or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which CBAN or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound. As of the date hereof, CBAN has no Knowledge of any reason (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.
x.CBAN Information.
The information relating to CBAN and its Subsidiaries that is supplied by or on behalf of CBAN for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SCSG shareholders and as of the date of the SCSG Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any CBAN Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to CBAN and CBAN’s Subsidiaries and other portions thereof within the reasonable control of CBAN and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
y.Absence of Certain Changes or Events.
Except as reflected or disclosed in CBAN’s Annual Report on Form 10-K for the year ended December 31, 2020 or in the CBAN Reports since December 31, 2020, as filed with the SEC, there has been no change or development with respect to CBAN and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to CBAN.
z.Compliance with Laws.
20.CBAN and each of its Subsidiaries is, and has been since January 1, 2018, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2018, neither CBAN nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
21.CBAN and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CBAN’s Knowledge, no suspension or cancellation of any of them is threatened.
22.Neither CBAN nor any of its Subsidiaries has received, since January 1, 2018, written or, to CBAN’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to CBAN.
aa.CBAN Regulatory Matters.
23.CBAN is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
24.The deposits of Colony Bank are insured by the FDIC in accordance with FDIA to the fullest extent permitted by Law, and Colony Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to CBAN’s Knowledge, threatened. Colony Bank received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.
25.Since January 1, 2018, neither CBAN nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any

Governmental Authority. Neither CBAN nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither CBAN nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.
ab.Brokers.
Neither CBAN nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that CBAN has engaged, and will pay a fee or commission to Hovde Group LLC.
ac.Legal Proceedings.
26.Neither CBAN nor any of its Subsidiaries is a party to any, and there are no pending or, to CBAN’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBAN or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on CBAN, or challenging the validity or propriety of the transactions contemplated by this Agreement.
27.There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon CBAN, any of its Subsidiaries or the assets of CBAN or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
ad.Tax Matters.
28.Each of CBAN and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by CBAN or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since January 1, 2018, neither CBAN nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where CBAN or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of CBAN or any of its Subsidiaries.

29.No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of CBAN or any of its Subsidiaries. Neither CBAN nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where CBAN or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review with respect to Taxes or (ii) written notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted or assessed by any taxing authority against CBAN or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled.
30.Neither CBAN nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year.
31.Neither CBAN nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
32.Since January 1, 2018, neither CBAN nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
33.Neither CBAN nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
ae.Agreements with Regulatory Agencies.
Neither CBAN nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “CBAN Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of CBAN’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has CBAN or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any CBAN Regulatory Agreement. To CBAN’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to CBAN or any of its Subsidiaries.

af.Regulatory Capitalization.
CBAN and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
ag.Community Reinvestment Act, Anti-money Laundering and Customer Information Security.
Neither CBAN nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither CBAN nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause CBAN or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of CBAN and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
ah.Loans.
As of the date hereof, each Loan held in CBAN’s or any of its Subsidiaries’ loan portfolio (each a “CBAN Loan”), except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to CBAN, (i) at the time and under the circumstances in which made, was made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof (except as enforcement against the obligors may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principals of equity which may limit the enforcement of certain remedies), (ii) is evidenced by genuine notes, agreements, or other evidences of indebtedness, (iii) was made in accordance with the lending policies and underwriting standards of Colony Bank, and (iv) to the extent secured, have been secured, to the Knowledge of CBAN, by valid Liens and security interests which have been perfected.
ai.No Financing.
CBAN has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

aj.Benefits.
34.For purposes of this Agreement, “CBAN Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of CBAN or any of its Subsidiaries (such current and former employees collectively, the “CBAN Employees”), (ii) covering current or former directors of CBAN or any of its Subsidiaries, or (iii) with respect to which CBAN, any of its Subsidiaries, Controlled Group Members, or ERISA Affiliates has or may have any liability or contingent liability including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
35.All CBAN Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. All CBAN Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to CBAN’s Knowledge, threatened litigation or regulatory action relating to the CBAN Benefit Plans. Neither CBAN nor any of its Subsidiaries has engaged in a transaction with respect to any CBAN Benefit Plan that could reasonably be expected to subject CBAN or any of its Subsidiaries to a tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA. There are no audits, inquiries, investigations, or proceedings pending or, to CBAN’s Knowledge, threatened by any Governmental Authority, or participant claims (other than claims for benefits in the normal course of business), with respect to any CBAN Benefit Plan. Neither CBAN nor any administrator or fiduciary of any CBAN Benefit Plan (or any agent of any of the foregoing) that is an employee of CBAN has engaged in any transaction, or acted or failed to act in any manner with respect to any CBAN Benefit Plan that could subject it to any direct or indirect material liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.
Article V.

COVENANTS
ak.Covenants of SCSG.
During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the SCSG Disclosure Schedule), required by Law or with the prior written consent of CBAN (which consent shall not be unreasonably withheld, conditioned or delayed), SCSG shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice (including COVID-19 Measures). Without limiting the generality of the foregoing, SCSG will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and CBAN the present services of the current officers and employees of SCSG and its

Subsidiaries, (iii) preserve for itself and CBAN the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (w) as set forth in SCSG Disclosure Schedule 5.01, (x) as required by applicable Law or Governmental Authority, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by CBAN (which consent shall not be unreasonably withheld, conditioned or delayed, and CBAN shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of SCSG and SouthCrest Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of SCSG and its Subsidiaries), SCSG shall not and shall not permit its Subsidiaries to:
36.Stock. (i) Issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the SCSG Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement or as set forth in SCSG Disclosure Schedule 5.01(a), directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.
37.Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly-owned Subsidiaries to SCSG and the dividends set forth in SCSG Disclosure Schedule 5.01(b).
38.Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of SCSG or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of SCSG or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in SCSG Disclosure Schedule 5.01(c), (ii) as specifically provided for by this Agreement (including, without limitation, as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, (iv) to satisfy the contractual obligations existing as of the date hereof set forth on SCSG Disclosure Schedule 3.15(l), or (iv) as otherwise set forth in SCSG Disclosure Schedule 5.01(c).

39.Hiring. Hire any person as an employee or officer of SCSG or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $100,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.
40.Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, (ii) to satisfy contractual obligations existing as of the date hereof (iii) as previously disclosed to CBAN and set forth in SCSG Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any SCSG Benefit Plan .
41.Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in SCSG Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
42.Dispositions. Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to SCSG or any of its Subsidiaries.
43.Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by CBAN pursuant to any other applicable paragraph of this Section 5.01.
44.Capital Expenditures. Except as set forth in SCSG Disclosure Schedule 5.01(i), make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that CBAN shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from SCSG.
45.Governing Documents. Amend SCSG’s articles of incorporation or bylaws or any equivalent documents of SCSG’s Subsidiaries.
46.Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
47.Contracts. Except as set forth in SCSG Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, renew, extend, or waive any material provision of, any SCSG Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to SCSG or any of its Subsidiaries, or enter into any contract that would constitute a SCSG Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by CBAN.
48.Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which SCSG or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by SCSG or any of its Subsidiaries of an amount which exceeds $50,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of SCSG or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.
49.Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
50.Derivative Transactions. Enter into any Derivative Transaction.
51.Indebtedness. Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).
52.Investment Securities. (i) Other than in accordance with SCSG’s investment guidelines and in the Ordinary Course of Business, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the SCSG Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
53.Deposits. Other than in the Ordinary Course of Business, make any changes to deposit pricing.

54.Loans. Without notifying the Chief Credit Officer of Colony Bank at least two (2) Business Days in advance, and except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in SCSG Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by SCSG or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $1,000,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with SCSG’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of SCSG or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $5,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where SCSG or any of its Subsidiaries retains any servicing rights.
55.Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by SCSG or its Subsidiaries.
56.Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(u), “material” means affecting or relating to $50,000 or more in Taxes or $150,000 or more of taxable income.
57.Tax Treatment of Each of the Merger and the Bank Merger. Take any action that is intended or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.
58.Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by SCSG or any of its Subsidiaries under any agreement with any Governmental Authority or under any SCSG Material Contract, Lease or other material agreement or material license to which SCSG or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.
59.Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International

(“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
60.Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair SCSG’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
61.Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
62.Facilities. Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by CBAN.
63.Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
64.Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
al.Covenants of CBAN.
65.Affirmative Covenants. From the date hereof until the Effective Time, CBAN will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.
66.Negative Covenants. From the date hereof until the Effective Time, except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Authority, or with the prior written consent of SCSG during the period from the date of this Agreement to the Effective Time, CBAN shall not, and shall not permit any of its Subsidiaries to:

i.Take any action or knowingly fail to take any action that is intended or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;
ii.Take any action or knowingly fail to take any action that is reasonably likely to prevent, delay or impair CBAN’s ability to consummate the Merger or the transactions contemplated by this Agreement or Colony Bank’s ability to consummate the Bank Merger or perform any of its obligations under the Bank Plan of Merger; or
iii.agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.
am.Commercially Reasonable Efforts.
Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
an.Shareholder Approvals.
67.Each of CBAN and SCSG shall call, give notice of, convene and hold a meeting of its shareholders (the “CBAN Meeting” and the “SCSG Meeting,” respectively) as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective for the purpose of obtaining the Requisite CBAN Shareholder Approval and the Requisite SCSG Shareholder Approval required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or the issuance of shares contemplated thereby (as applicable). The board of directors of each of CBAN and SCSG shall use its commercially reasonable efforts to obtain from the shareholders of CBAN and SCSG, as the case may be, the Requisite CBAN Shareholder Approval, in the case of CBAN, and the Requisite SCSG Shareholder Approval, in the case of SCSG, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Proxy Statement/Prospectus) that they approve this Agreement and the transactions contemplated hereby, including, with respect to CBAN, the CBAN Common Stock Issuance. CBAN or SCSG shall adjourn or postpone the CBAN Meeting or the SCSG Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of CBAN Common Stock or the SCSG Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CBAN or SCSG as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CBAN Shareholder Approval or the Requisite SCSG Shareholder Approval.

Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the CBAN Meeting and SCSG Meeting shall be convened, the CBAN Stock Issuance and this Agreement shall be submitted to the shareholders of CBAN, and this Agreement shall be submitted to the shareholders of SCSG, at the CBAN Meeting and SCSG Meeting, respectively, for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either CBAN or SCSG of such obligation. CBAN and SCSG shall use their commercially reasonable efforts to cooperate to hold the CBAN Meeting and SCSG Meeting as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective, and to set the same record date for each such meeting.
68.Except to the extent provided otherwise in Section 5.09, the board of directors of SCSG shall at all times prior to and during the SCSG Meeting recommend approval of this Agreement by the shareholders of SCSG and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by SCSG’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “SCSG Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of CBAN or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the SCSG Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite SCSG Shareholder Approval, SCSG will not adjourn or postpone the SCSG Meeting unless SCSG is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of SCSG. SCSG shall keep CBAN updated with respect to the proxy solicitation results in connection with the SCSG Meeting as reasonably requested by CBAN.
69.The board of directors of CBAN shall at all times prior to and during the CBAN Meeting recommend approval of this Agreement by the shareholders of CBAN and the transactions contemplated hereby (including the Merger and the CBAN Common Stock Issuance) and any other matters required to be approved by CBAN’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “CBAN Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of SCSG or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include such recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite CBAN Shareholder Approval, CBAN will not adjourn or postpone the CBAN Meeting unless CBAN is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of CBAN. CBAN shall keep SCSG updated with respect to the proxy solicitation results in connection with the CBAN Meeting as reasonably requested by SCSG.

ao.Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.
70.CBAN and SCSG agree to cooperate in the preparation of the Registration Statement. SCSG shall use its reasonable best efforts to deliver to CBAN such financial statements and related analysis of SCSG, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of SCSG, as may be required in order to file the Registration Statement, and any other report required to be filed by CBAN with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to CBAN to review. Subject to SCSG’s cooperation as provided in this Section 5.05(a), within forty-five (45) days of the date of this Agreement, CBAN shall file with the SEC the Registration Statement. Each of CBAN and SCSG agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. CBAN also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. SCSG agrees to cooperate with CBAN and CBAN’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from SCSG’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, SCSG, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
71.CBAN will advise SCSG, promptly after CBAN receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CBAN Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. CBAN will provide SCSG and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and CBAN will provide SCSG and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, CBAN shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with SCSG to mail such amendment or supplement to SCSG shareholders (if required under applicable Law).

72.CBAN will use its commercially reasonable efforts to cause the shares of CBAN Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.
ap.Regulatory Filings; Consents.
73.Each of CBAN and SCSG and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require CBAN or any of its Subsidiaries or SCSG or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to SCSG) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of CBAN, SCSG, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). CBAN and SCSG will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of CBAN or SCSG to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, CBAN and SCSG shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
74.SCSG will use its commercially reasonable efforts, and CBAN shall reasonably cooperate with SCSG at SCSG’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on SCSG Disclosure Schedule 3.12(c)or that are otherwise required to be obtained under the terms of any SCSG Material Contract in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such SCSG Material Contract or creating any lien, claim, or charge upon any of the assets of SCSG or any of its Subsidiaries. Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). SCSG will consult with CBAN and its representatives as often as practicable under the circumstances so as to permit SCSG and CBAN and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
aq.Publicity.
CBAN and SCSG shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that CBAN shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
ar.Access; Current Information.
75.For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, SCSG agrees to afford CBAN and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to SCSG’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as CBAN may reasonably request and SCSG shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and SCSG’s privacy policy and, during such period, SCSG shall furnish to CBAN, upon CBAN’s reasonable request, all such other information concerning the business, properties and personnel of SCSG and its Subsidiaries that is substantially similar in scope to the information provided to CBAN in connection with its diligence review prior to the date of this Agreement. Within thirty (30) days of the date of this Agreement, SCSG will furnish to CBAN true and complete copies of all deeds and other documentation evidencing ownership of the real properties set forth in SCSG Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust, and security agreements to which such property is subject.
76.For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, CBAN agrees to furnish to SCSG such information as SCSG may reasonably request concerning the business of CBAN and its Subsidiaries that is substantially similar in scope to the information provided to SCSG in connection with its diligence review prior to the date of this Agreement.
77.As promptly as reasonably practicable after they become available, SCSG will furnish to CBAN copies of the board packages distributed to the board of directors of SCSG or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of SCSG or any committee thereof relating to the financial performance and risk management of SCSG.
78.During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the Requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, SCSG agrees to provide to CBAN (i) to the extent permitted by applicable Law, a copy of each report filed by SCSG or any of its Subsidiaries with a Governmental Authority, (ii) a copy of SCSG’s monthly loan trial balance, and (iii) a copy of SCSG’s monthly statement of condition and profit and loss statement and, if requested by CBAN, a copy of SCSG’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. SCSG further agrees to provide CBAN, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to SCSG Disclosure Schedule 3.19, SCSG Disclosure Schedule 3.22(a), and SCSG Disclosure Schedule 3.22(b) that would be required if the references to March 31, 2021 in each corresponding representation and warranty of SCSG were changed to the date of the most recently ended calendar month.
79.No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of CBAN and SCSG to consummate the transactions contemplated hereby.
80.Notwithstanding anything to the contrary in this Section 5.08, SCSG shall not be required to copy CBAN on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that SCSG’s board of directors has been advised by counsel that such distribution to CBAN may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of SCSG’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, SCSG shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
as.No Solicitation by SCSG; Superior Proposals.
81.Except as permitted by Section 5.09(b), SCSG shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of SCSG or any of SCSG’s Subsidiaries (collectively, the “SCSG Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CBAN) any information or data with respect to SCSG or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SCSG is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the SCSG Representatives, whether or not such SCSG Representative is so authorized and whether or not such SCSG Representative is purporting to act on behalf of SCSG or otherwise, shall be deemed to be a breach of this Agreement by SCSG. SCSG and its Subsidiaries shall, and shall cause each of the SCSG Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from CBAN), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SCSG or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of SCSG or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of SCSG or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of SCSG or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and SCSG or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding SCSG Stock or more than 50% of the assets of SCSG and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of SCSG reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by CBAN in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of SCSG from a financial point of view than the Merger.
82.Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the SCSG Meeting, SCSG may take any of the actions described in Section 5.09(a) if, but only if, (i) SCSG has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of SCSG reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to SCSG’s shareholders under applicable Law; (iii) SCSG has provided CBAN with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to SCSG or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, SCSG receives from such Person a confidentiality agreement with terms no less favorable to SCSG than those contained in the confidentiality agreement with CBAN. SCSG shall promptly provide to CBAN any non-public information regarding SCSG or its Subsidiaries provided to any other Person which was not previously provided to CBAN, such additional information to be provided no later than the date of provision of such information to such other party.
83.SCSG shall promptly (and in any event within twenty-four (24) hours) notify CBAN in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, SCSG or the SCSG Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). SCSG agrees that it shall keep CBAN informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
84.Neither the board of directors of SCSG nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to CBAN in connection with the transactions contemplated by this Agreement (including the Merger), the SCSG Recommendation, fail to reaffirm the SCSG Recommendation within three (3) Business Days following a request by CBAN, or make any statement, filing or release, in connection with the SCSG Meeting or otherwise, inconsistent with the SCSG Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the SCSG Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause SCSG or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring SCSG to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
85.Notwithstanding Section 5.09(d), prior to the date of the SCSG Meeting, the board of directors of SCSG may withdraw, qualify, amend or modify the SCSG Recommendation (a “SCSG Subsequent Determination”) after the fifth (5th) Business Day following CBAN’s receipt of a notice (the “Notice of Superior Proposal”) from SCSG advising CBAN that the board of directors of SCSG has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of SCSG has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to SCSG’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by CBAN (the “Notice Period”), SCSG and the board of directors of SCSG shall have cooperated and negotiated in good faith with CBAN to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable SCSG to proceed with the SCSG Recommendation without a SCSG Subsequent Determination; provided, however, that CBAN shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CBAN since its receipt of such Notice of Superior Proposal, the board of directors of SCSG has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, SCSG shall be required to deliver a new Notice of Superior Proposal to CBAN and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.
86.Notwithstanding any SCSG Subsequent Determination, this Agreement shall be submitted to SCSG’s shareholders at the SCSG Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve SCSG of such obligation; provided, however, that if the board of directors of SCSG shall have made a SCSG Subsequent Determination with respect to a Superior Proposal, then the board of directors of SCSG may recommend approval of such Superior Proposal by the shareholders of SCSG and may submit this Agreement to SCSG’s shareholders without recommendation, in which event the board of directors of SCSG shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to SCSG’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.
87.Nothing contained in this Section 5.09 shall prohibit SCSG or the board of directors of SCSG from complying with SCSG’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the SCSG Recommendation unless the board of directors of SCSG reaffirms the SCSG Recommendation in such disclosure.
at.Indemnification.
88.For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(c), CBAN shall indemnify and hold harmless the present and former directors and officers of SCSG and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of CBAN, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for SCSG or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of SCSG and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law; provided, however, that that notwithstanding anything to the contrary contained in the organizational documents of the SCSG or its Subsidiaries, CBAN shall have no obligation to provide indemnification under this paragraph (a) to any Indemnified Party for any Excluded Claim.
89.In connection with the indemnification provided pursuant to Section 5.10, CBAN and/or an CBAN Subsidiary will advance expenses, promptly after statements therefor are received, to each SCSG Indemnified Party, to the same extent permitted under the organizational documents of SCSG and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such SCSG Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to CBAN. CBAN shall have no obligation to advance expenses related to any Excluded Claim.
90.Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify CBAN upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of CBAN under this Section 5.10, unless, and only to the extent that, CBAN is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) CBAN shall have the right to assume the defense thereof and CBAN shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CBAN shall not be liable for any settlement effected without its prior written consent, and (iv) CBAN shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
91.For a period of six (6) years following the Effective Time, CBAN will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of SCSG or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by SCSG; provided that, if CBAN is unable to maintain or obtain the insurance called for by this Section 5.10, CBAN will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of SCSG or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall CBAN be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by SCSG for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, CBAN shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

92.This Section 5.10 shall survive the Effective Time, is intended to benefit each SCSG Indemnified Party (each of whom shall be entitled to enforce this Section against CBAN), and shall be binding on all successors and assigns of CBAN.
93.If CBAN or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CBAN and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
au.Employees; Benefit Plans.
94.Following the Effective Time, for a period of six (6) months, CBAN shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of SCSG on the Closing Date and who become employees of CBAN in connection with the transaction contemplated hereunder (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CBAN; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CBAN. CBAN shall give the Covered Employees credit for their prior service with SCSG for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any employee benefit plan maintained by CBAN and in which Covered Employees may be eligible to participate.
95.With respect to any employee benefit plan of CBAN that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year that includes the Closing, if Covered Employees are eligible to participate in such plans, CBAN shall use its commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such CBAN plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the comparable SCSG Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
96.Following the Effective Time, Colony Bank shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at SouthCrest Bank (“Carryover PTO”); provided, however, that such Carryover PTO will be forfeited if not used in accordance with the terms of Colony Bank’s policies.
97.SCSG shall cause SouthCrest Bank to take all necessary actions to terminate the SouthCrest Bank 401(k) Plan (the “401(k) Plan”), effective as the date immediately preceding the date of the Effective Time of the Merger, subject to the occurrence of the Effective Time. SCSG shall provide CBAN with copies of the appropriate resolutions terminating the plan not later than three (3) days prior to the Effective Time. The accounts of all participants and beneficiaries in the 401(k) Plan shall become fully vested upon termination of such plan.

98.Except for employees whose terms of employment are governed by the CBAN Employment Agreements, any employee of SCSG or SouthCrest Bank that becomes an employee of CBAN or Colony Bank at the Effective Time who is terminated within one year following the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on CBAN Disclosure Schedule Section 5.11(e).
99.Following the Effective Time, CBAN shall assume, honor and comply with all obligations set forth in the change in control agreements listed on CBAN Disclosure Schedule 5.11(f).
100.Nothing in this Section 5.11 shall be construed to limit the right of CBAN (including, following the Closing Date, SCSG) to amend or terminate any SCSG Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require CBAN (including, following the Closing Date, SCSG) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by CBAN of any Covered Employee subsequent to the Effective Time shall be subject in all events to CBAN’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
101.For purposes of this Section 5.11, (i) “employees of SCSG” shall include employees of SCSG or any of its Subsidiaries, (ii) “employees of CBAN” shall include employees of CBAN or any of its Subsidiaries, (iii) all references to SCSG shall include each of the Subsidiaries of SCSG (iv) all references to CBAN shall include each of the Subsidiaries of CBAN.
av.Notification of Certain Changes.
CBAN and SCSG shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and SCSG shall provide on a periodic basis written notice to CBAN of any matters that SCSG becomes aware of that should be disclosed on a supplement or amendment to the SCSG Disclosure Schedule.
aw.Transition; Informational Systems Conversion.
From and after the date hereof, CBAN and SCSG will use their commercially reasonable efforts to facilitate the integration of SCSG with the business of CBAN following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of SCSG and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by CBAN, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of SCSG and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by SCSG and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. CBAN shall promptly reimburse SCSG on request for any reasonable and documented out-of-pocket fees, expenses or charges that SCSG may incur as a result of taking, at the request of CBAN, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
ax.Termination of Contracts.
Prior to the Calculation Date and in accordance with this Section 5.14, SCSG will take all actions necessary to accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each SCSG Material Contract listed on SCSG Disclosure Schedule 5.14 (unless CBAN otherwise directs SCSG not to terminate such contract), and any other contract or agreement requested by CBAN to be amended, modified or terminated (collectively, the “Terminated Contracts”) and such accrual shall be reflected in the calculation of Transaction Expenses as contemplated by Section 2.02(b). For the avoidance of doubt, CBAN will be responsible for the amendment, modification or termination of any contract or agreement subject to this Section 5.14 after the Closing Date and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each such contract or agreement shall be paid with the funds accrued for such purpose by SCSG. For the avoidance of doubt, Terminated Contracts shall not include SCSG Benefit Plans.
ay.No Control of Other Party’s Business.
Nothing contained in this Agreement shall give CBAN, directly or indirectly, the right to control or direct the operations of SCSG or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give SCSG, directly or indirectly, the right to control or direct the operations of CBAN or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of SCSG and CBAN shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
az.Certain Litigation.
Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of SCSG or the board of directors of CBAN related to this Agreement or the Merger and the other transactions contemplated by this Agreement. SCSG shall: (i) permit CBAN to review and discuss in advance, and consider in good faith the views of CBAN in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish CBAN’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with CBAN regarding the defense or settlement of any such shareholder litigation, shall give due consideration to CBAN’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that SCSG shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of CBAN (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by SCSG is reasonably expected by SCSG, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by SCSG) under SCSG’s existing director and officer insurance policies, including any tail policy.
ba.Board Representation; Director Resignations.
At or prior to the Effective Time, CBAN will cause the number of directors that comprise the full board of directors of the Surviving Entity to be increased by two (2). The board of directors of the Surviving Entity immediately after the Effective Time shall include two (2) former members of the SCSG board of directors (the “Board Representatives”) to serve until such Board Representatives are succeeded in accordance with the Surviving Entity’s bylaws. No other directors or employees of SCSG shall be designated to serve on the board of directors of the Surviving Entity at the Effective Time. The appointment of the Board Representatives to the board of directors of the Surviving Entity shall be subject to the bylaws of the Surviving Entity and the Board Representatives must (i) be reasonably acceptable to the board of directors of CBAN and (ii) satisfy and comply with the requirements regarding service as a member of the board of directors of the Surviving Entity, provided under applicable Law and the practices and policies of such board that are generally applicable to its members. The Board Representatives shall also be appointed to serve on the board of directors of the Surviving Bank, effective at the effective time of the Bank Merger. SCSG will cause to be delivered to CBAN resignations of all the directors of SCSG and its Subsidiaries who are not identified as Board Representatives, such resignations to be effective as of the Effective Time. The Surviving Company shall use its reasonable best efforts to (i) ensure that the Board Representatives are nominated for re-election to the Board of Directors of the Surviving Company at the Surviving Company’s next annual meeting of shareholders following the Closing Date and (ii) solicit proxies for the Board Representatives in respect of such re-election to the same extent as it does for any of the Surviving Company’s other nominees to the Board of Directors; provided, however, that .the Surviving Company shall not have any obligation to nominate for re-election or solicit proxies for such re-election with respect to any Board Representative who, at the time director nominations are made for the Surviving Company’s next annual meeting of the shareholders following the Closing Date, is not in compliance with or demonstrated an unwillingness to comply with any CBAN policy related to the duties, obligations, or conduct of members of the CBAN board of directors.
bb.Non-Competition and Non-Disclosure Agreement.
Concurrently with the execution and delivery of this Agreement and effective upon Closing, SCSG has caused each director of SCSG and SouthCrest Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit D (collectively, the “Director Restrictive Covenant Agreements”).
bc.Claims Letters.
Concurrently with the execution and delivery of this Agreement and effective upon the Closing, SCSG has caused each director of SCSG and SouthCrest Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit E.
bd.Employment Agreements.
Concurrently with the execution and delivery of this Agreement, the individuals set forth in CBAN Disclosure Schedule 5.21 have executed and delivered to CBAN employment agreements that become effective as of (and subject to the occurrence of) the Effective Time (collectively, the “CBAN Employment Agreements”).
be.Coordination.
102.Prior to the Effective Time, subject to applicable Laws, SCSG and its Subsidiaries shall take any actions CBAN may reasonably request from time to time to better prepare the parties for integration of the operations of SCSG and its Subsidiaries with CBAN and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of SCSG and CBAN shall meet from time to time as CBAN may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of SCSG and its Subsidiaries, and SCSG shall give due consideration to CBAN’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither CBAN nor Colony Bank shall under any circumstance be permitted to exercise control of SCSG or any of its Subsidiaries prior to the Effective Time. SCSG shall permit representatives of Colony Bank to be onsite at SCSG to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to SouthCrest Bank’s business, during normal business hours and at the expense of CBAN or Colony Bank (not to include SouthCrest Bank’s regular employee payroll).
103.Prior to the Effective Time, subject to applicable Laws, SCSG and its Subsidiaries shall take any actions CBAN may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or SCSG Material Contracts that CBAN may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with CBAN and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by CBAN in connection with any such amendment, modification or termination.
104.From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to SCSG’s or SouthCrest Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and SCSG shall, upon CBAN’s reasonable request, introduce CBAN and its representatives to suppliers of SCSG and its Subsidiaries for the purpose of facilitating the integration of SCSG and its business into that of CBAN. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, SCSG shall, upon CBAN’s reasonable request, introduce CBAN and its representatives to customers of SCSG and its Subsidiaries for the purpose of facilitating the integration of SCSG and its business into that of CBAN. Any interaction between CBAN and SCSG’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by SCSG. SCSG shall have the right to participate in any discussions between CBAN and SCSG’s customers and suppliers.
105.CBAN and SCSG agree to take all action necessary and appropriate to cause SouthCrest Bank to merge with Colony Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
bf.Transactional Expenses.
SCSG has provided in SCSG Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that SCSG and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by SCSG as a result of any litigation which may arise in connection with this Agreement (collectively, “SCSG Expenses”). SCSG shall use its commercially reasonable efforts to cause the aggregate amount of all SCSG Expenses to not exceed the total expenses disclosed in SCSG Disclosure Schedule 3.35. SCSG shall promptly notify CBAN if or when it determines that it expects to exceed its total budget for SCSG Expenses. Notwithstanding anything to the contrary in this Section 5.23, SCSG shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in SCSG Disclosure Schedule 3.35.
bg.Confidentiality.
Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of CBAN and SCSG, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the Mutual Nondisclosure Agreement, dated as of March 15, 2021 between CBAN and SCSG.

bh.FINRA Compliance.
SCSG shall take all actions and submit all filings necessary to ensure compliance by SCSG with Securities Exchange Act Rule 10b-17 and FINRA Rule 6490.
bi.Repayment of Parent Company Debt.
On or prior to the Closing Date, SCSG will repay all borrowings of SCSG pursuant to that certain Loan Agreement, dated as of October 23, 2019, by and between SCSG and FIRSTBANK and shall obtain all regulatory non-objections necessary to facilitate such repayment. SCSG shall obtain a customary “pay-off” letter from the lender of such borrowing and shall obtain evidence of release of any liens on SCSG’s property associated with such debt.
bj.SCSG Investor Agreements.
SCSG will use commercially reasonable efforts to terminate, effective immediately prior to the Effective Time, certain SCSG Investor Agreements as more fully described in CBAN Disclosure Schedule Section 5.26.
bk.Tax Matters.
106.The Parties intend that each of the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations for each of the Merger and the Bank Merger. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of CBAN and SCSG shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
107.CBAN shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for SCSG and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date.
Article VI.

CONDITIONS TO CONSUMMATION OF THE MERGER
bl.Conditions to Obligations of the Parties to Effect the Merger.
The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

108.Shareholder Votes. This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite SCSG Shareholder Approval at the SCSG Meeting and the Requisite CBAN Shareholder Approval at the CBAN Meeting.
109.Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
110.No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
111.Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
112.Tax Opinions Relating to the Merger. CBAN and SCSG, respectively, shall have received opinions from Fenimore, Kay, Harrison & Ford, LLP and Alston & Bird LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to CBAN and SCSG, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Fenimore, Kay, Harrison & Ford, LLP and Alston & Bird LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of CBAN and SCSG, in form and substance reasonably acceptable to such counsel.
bm.Conditions to Obligations of SCSG.
The obligations of SCSG to consummate the Merger also are subject to the fulfillment or written waiver by SCSG prior to the Closing Date of each of the following conditions:
113.Representations and Warranties. The representations and warranties of CBAN (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, Section 4.08 and Section 4.12, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this

Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CBAN. SCSG shall have received a certificate signed on behalf of CBAN by the Chief Executive Officer or the Chief Financial Officer of CBAN to the foregoing effect.
114.Performance of Obligations of CBAN. CBAN shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on CBAN, and SCSG shall have received a certificate, dated the Closing Date, signed on behalf of CBAN by its Chief Executive Officer and the Chief Financial Officer to such effect.
115.No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in CBAN or Colony Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
bn.Conditions to Obligations of CBAN.
The obligations of CBAN to consummate the Merger also are subject to the fulfillment or written waiver by CBAN prior to the Closing Date of each of the following conditions:
116.Representations and Warranties. The representations and warranties of SCSG (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14 and Section 3.34, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SCSG. CBAN shall have received a certificate signed on behalf of SCSG by the Chief Executive Officer or the Chief Financial Officer of SCSG to the foregoing effect.

117.Performance of Obligations of SCSG. SCSG shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and CBAN shall have received a certificate, dated the Closing Date, signed on behalf of SCSG by SCSG’s Chief Executive Officer and Chief Financial Officer, to such effect.
118.No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in SCSG or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
119.Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered.
120.Dissenting Shares. Dissenting Shares shall be less than seven and one half percent (7.5%) of the issued and outstanding shares of SCSG Stock.
121.Consents and Approvals. SCSG has received, in form and substance satisfactory to SCSG and CBAN, all consents, approvals, amendments, or cancellation agreements necessary to terminate or fully satisfy obligations of SCSG as of the Effective Time under SCSG Benefit Plans as may be reasonably requested by CBAN at least thirty (30) days prior to the Closing Date.
122.Termination of SCSG Investor Agreements. SCSG shall have terminated certain SCSG Investor Agreements as contemplated in accordance with Section 5.27.
bo.Frustration of Closing Conditions.
Neither CBAN nor SCSG may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
Article VII.

TERMINATION
bp.Termination.
This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
123.Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of CBAN and SCSG if the board of directors of CBAN and the board of directors of SCSG each so determines by vote of a majority of the members of its entire board.

124.No Regulatory Approval. By CBAN or SCSG, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
125.No Shareholder Approval. By either CBAN or SCSG (provided that such terminating party shall not be in breach of any of its obligations under Section 5.04), if the Requisite CBAN Shareholder Approval or the Requisite SCSG Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
126.Breach of Representations and Warranties. By either CBAN or SCSG (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
127.Breach of Covenants. By either CBAN or SCSG (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
128.Delay. By either CBAN or SCSG if the Merger shall not have been consummated on or before December 31, 2021, provided, however, that such date will be automatically extended to March 31, 2022, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
129.Failure to Recommend; Etc.
iv.In addition to and not in limitation of CBAN’s termination rights under Section 7.01(e), by CBAN if (i) there shall have been a material breach of

Section 5.09, or (ii) the board of directors of SCSG (A) withdraws, qualifies, amends, modifies or withholds the SCSG Recommendation, or makes any statement, filing or release, in connection with the SCSG Meeting or otherwise, inconsistent with the SCSG Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the SCSG Recommendation), (B) materially breaches its obligation to call, give notice of and commence the SCSG Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by CBAN, (E) fails to publicly reconfirm the SCSG Recommendation within three (3) Business Days of being requested to do so by CBAN, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
v.In addition to and not in limitation of SCSG’s termination rights under Section 7.01(e), by SCSG if the board of directors of CBAN (i) withdraws, qualifies, amends, modifies or withholds the CBAN Recommendation, or makes any statement, filing or release, in connection with the CBAN Meeting or otherwise, inconsistent with the CBAN Recommendation, (ii) materially breaches its obligation to call, give notice of and commence the CBAN Meeting under Section 5.04(a), (iii) fails to publicly reconfirm the CBAN Recommendation within three (3) Business Days of being requested to do so by SCSG, or (iv) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
130.Acceptance of Superior Proposal. By SCSG in connection with entering into a definitive agreement to effect a Superior Proposal after making an SCSG Subsequent Determination in accordance with Section 5.09(e).
131.Stock Price Decline; Exchange Ratio Adjustment. By SCSG giving prompt written notice of termination to CBAN at any time on or after the fifth (5th) Business Day immediately prior to the date on which the Effective Time is to occur (the “Determination Date”) and prior to the Effective Time, if both of the following conditions are satisfied: (i) the quotient obtained by dividing the average of the daily closing prices for shares of CBAN Common Stock for the twenty (20) consecutive full Trading Days ending on the Trading Day immediately preceding the Determination Date on which such shares are actually traded on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by CBAN and SCSG) (the “Average Closing Price”) by the Starting CBAN Stock Price (the “CBAN Ratio”) shall be less than 0.85; and (ii) the CBAN Ratio shall be less than the number obtained by dividing the Final Index Price by the Starting Index Price (the “Index Ratio”) and subtracting 0.15 from such quotient. Following delivery of such written notice of termination by SCSG, this Agreement shall terminate upon the fifth (5th) Business Day following the Determination Date (the “Termination Date”); provided, however, that SCSG’s notice of election to terminate may be withdrawn at any time prior to the Termination Date; and

provided further that during the five (5) Business Day period commencing with receipt of such notice, CBAN shall have the option (but no obligation) to offer to increase the consideration to be received by the holders of SCSG Stock through an adjustment to the Exchange Ratio such that the Merger Consideration equals or exceeds the Minimum Consideration Amount. If CBAN makes this election to increase the Exchange Ratio, within such period, it shall give prompt written notice to SCSG of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Per Share Stock Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 7.01(i).
132.If CBAN declares or affects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the CBAN Common Stock shall be appropriately adjusted for the purposes of applying Section 7.01(i).
bq.Termination Fee.
133.In recognition of the efforts, expenses and other opportunities foregone by CBAN while structuring and pursuing the Merger, SCSG shall pay to CBAN a termination fee equal to $3,200,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by CBAN in the event of any of the following: (i) in the event CBAN terminates this Agreement pursuant to Section 7.01(g), SCSG shall pay CBAN the Termination Fee within one (1) Business Day after receipt of CBAN’s notification of such termination; (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of SCSG or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to SCSG and (A) thereafter this Agreement is terminated (x) by either CBAN or SCSG pursuant to Section 7.01(c) because the Requisite SCSG Shareholder Approval shall not have been obtained or (y) by CBAN pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, SCSG enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SCSG shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay CBAN the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%,” and (iii) in the event SCSG terminates this Agreement pursuant to Section 7.01(h), SCSG shall pay CBAN the Termination Fee within one (1) Business Day after SCSG’s notification of such termination.
134.SCSG and CBAN each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CBAN would not enter into this Agreement; accordingly, if SCSG fails promptly to pay any amounts due under this Section 7.02, SCSG shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of CBAN (including reasonable legal fees and expenses) in connection with such suit.
135.Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if SCSG pays or causes to be paid to CBAN the Termination Fee in accordance with Section 7.02(a), SCSG (or any successor in interest of SCSG) will not have any further obligations or liabilities to CBAN with respect to this Agreement or the transactions contemplated by this Agreement.
br.Effect of Termination.
Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.
Article VIII.

DEFINITIONS
bs.Definitions.
The following terms are used in this Agreement with the meanings set forth below:
1.“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
2.“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
3.“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
4.“Agreement” has the meaning set forth in the preamble to this Agreement.
5.“Articles of Merger” has the meaning set forth in Section 1.04(a).
6.“ASC 320” means GAAP Accounting Standards Codification Topic 320.
7.“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than SCSG or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.
8.“ASTM” has the meaning set forth in Section 5.01(x).
9.“Audited Financial Statements” has the meaning set forth in Section 3.07(a).
10.“Average Closing Price” shall have the meaning set forth in Section 7.01(i).
11.“Bank Merger” has the meaning set forth in Section 1.03.
12.“Bank Plan of Merger” has the meaning set forth in Section 1.03.
13.“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
14.“Board Representatives” has the meaning set forth in Section 5.17.
15.“BOLI” has the meaning set forth in Section 3.32(b).
16.“Book-Entry Shares” means any non-certificated share held by book entry in SCSG’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of SCSG Stock.
17.“Burdensome Condition” has the meaning set forth in Section 5.06(a).
18.“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Georgia are authorized or obligated to close.
19.“Calculation Date” has the meaning set forth in Section 2.02(c).
20.“Capital Deficiency Amount” has the meaning set forth in Section 2.02(a).
21.“Carryover PTO” has the meaning set forth in Section 5.11(c).
22.“Cash Election” has the meaning set forth in Section 2.03(a)(iii).
23.“Cash Election Shares” has the meaning set forth in Section 2.03(a)(iii).
24.“CBAN” has the meaning set forth in the preamble to this Agreement.
25.“CBAN Common Stock” means the common stock, $1.00 par value per share, of CBAN.
26.“CBAN Common Stock Issuance” has the meaning set forth in Section 3.06(a).

27.“CBAN Disclosure Schedule” has the meaning set forth in Article IV.
28.“CBAN Employment Agreements” has the meaning set forth in Section 5.21.
29.“CBAN Meeting” has the meaning set forth in Section 5.04(a).
30.“CBAN Ratio” shall have the meaning as set forth in Section 7.01(i).
31.“CBAN Recommendation” shall have the meanings set forth in Section 5.01(c).
32.“CBAN Reports” has the meaning set forth in Section 4.05(a).
33.“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of SCSG Stock.
34.“Claim” has the meaning set forth in Section 5.10(a).
35.“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).
36.“Code” has the meaning set forth in the Recitals.
37.“Colony Bank” has the meaning set forth in Section 1.03.
38.“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
39.“Controlled Group Members” means, with respect to the applicable entity, any related organizations described in Code Sections 414(b), (c), or (m).
40.“Covered Employees” has the meaning set forth in Section 5.11(a).
41.“COVID-19 Measures” has the meaning set forth in Section 3.16.
42.“D&O Insurance” has the meaning set forth in Section 5.10(d).
43.“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
44.“Determination Date” shall have the meaning as set forth in Section 7.01(i).

45.“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.19.
46.“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
47.“Dissenting Shares” has the meaning set forth in Section 2.01(c).
48.“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
49.“Effective Time” has the meaning set forth in Section 1.04(a).
50.“Election Deadline” has the meaning set forth in Section 2.03(a)(iv).
51.“Election Form” has the meaning set forth in Section 2.03(a)(iii).
52.“Enforceability Exception” has the meaning set forth in Section 3.05.
53.“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
54.“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
55.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
56.“ERISA Affiliate” means, with respect to the applicable entity, an organization that is related under Section 4001(b) of ERISA.
57.“Estimated Closing Statement” has the meaning set forth in Section 2.02(c).

58.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
59.“Exchange Agent” means such exchange agent as may be designated by CBAN (which shall be CBAN’s transfer agent), and reasonably acceptable to SCSG, to act as agent for purposes of conducting the exchange procedures described in Article II.
60.“Exchange Fund” has the meaning set forth in Section 2.09(a).
61.“Exchange Ratio” has the meaning set forth in Section 2.01(d)(ii).
62.“Excluded Claim” means (i) any Claim brought by any Indemnified Party against any other Indemnified Party or CBAN or its Subsidiaries (or their respective successors) or (ii) any Claim brought by CBAN or its Subsidiaries (or their respective successors) against any Indemnified Party.
63.“Expiration Date” has the meaning set forth in Section 7.01(f).
64.“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
65.“Fair Housing Act” means the Fair Housing Act, as amended.
66.“FDIA” has the meaning set forth in Section 3.27.
67.“FDIC” means the Federal Deposit Insurance Corporation.
68.“FFIEC” means the Federal Financial Institutions Examination Council.
69.“Final Closing Statement” has the meaning set forth in Section 2.02(c).
70.“Financial Statements” has the meaning set forth in Section 3.07(a).
71.“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full Trading Days ending on the Determination Date or, if the Determination Date is not a full Trading Day, the Trading Day immediately prior to the Determination Date.
72.“FRB” means the Board of Governors of the Federal Reserve System.
73.“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
74.“GBCC” has the meaning set forth in Section 1.01.
75.“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
76.“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
77.“Holder” means the holder of record of shares of SCSG Stock.
78.“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
79.“Indemnified Party” has the meaning set forth in Section 5.10(a).
80.“Index Price” shall mean the closing price on such date of the KBW Nasdaq Regional Banking Index (KRX).
81.“Index Ratio” shall have the meaning as set forth in Section 7.01(i).
82.“Informational Systems Conversion” has the meaning set forth in Section 5.13.
83.“Insurance Policies” has the meaning set forth in Section 3.32(a).
84.“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
85.“IRS” means the United States Internal Revenue Service.
86.“Knowledge” means, with respect to SCSG, the actual knowledge, of the Persons set forth in SCSG Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to CBAN, the actual knowledge of the Persons set forth in CBAN Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

87.“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
88.“Leases” has the meaning set forth in Section 3.30(b).
89.“Letter of Transmittal” has the meaning set forth in Section 2.08.
90.“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
91.“Loans” has the meaning set forth in Section 3.22(a).
92.“Mailing Date” has the meaning set forth in Section 2.03(a)(iii).
93.“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects SCSG and its Subsidiaries or CBAN and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SCSG and CBAN operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects SCSG and its Subsidiaries or CBAN and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SCSG and CBAN operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions in the United States or the State of Georgia affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects SCSG and its Subsidiaries or CBAN and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SCSG and CBAN operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by SCSG or CBAN to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of CBAN Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
94.“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).
95.“Merger” has the meaning set forth in the recitals.
96.“Merger Consideration” means the aggregate Per Share Merger Consideration payable to Holders of SCSG Stock hereunder.
97.“Minimum Consideration Amount” means an amount than is greater than or equal to the lesser of the following:
(i)    an amount equal to $21,600,438 plus the product of the Starting CBAN Stock Price, 3,987,898 and 0.85; or
(ii)    an amount equal to $21,600,438 plus an amount equal to (A) the product of the Index Ratio, 0.85, 3,987,898 and the Average Closing Price, divided by (B) the CBAN Ratio.
98.“Nasdaq” means The Nasdaq Global Select Market.
99.“National Labor Relations Act” means the National Labor Relations Act, as amended.
100.“Non-Election Shares” has the meaning set forth in Section 2.03(a)(iii).
101.“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).
102.“Notice Period” has the meaning set forth in Section 5.09(e).
103.“OCC” means the Office of the Comptroller of the Currency.
104.“Ordinary Course of Business” means the ordinary, usual and customary course of business of SCSG and SCSG’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
105.“OREO” has the meaning set forth in Section 3.22(b).

106.“Party” or “Parties” have the meaning set forth in the preamble.
107.“Per Share Cash Consideration” has the meaning set forth in Section 2.01(d)(i).
108.“Per Share Merger Consideration” means the Per Share Cash Consideration or the Per Share Stock Consideration, as applicable.
109.“Per Share Stock Consideration” has the meaning set forth in Section 2.01(d)(ii).
110.“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
111.“Phase I” has the meaning set forth in Section 5.01(x).
112.“Plan of Merger” has the meaning set forth in Section 1.04(a).
113.“Proxy Statement-Prospectus” means the joint proxy statement and prospectus and other proxy solicitation materials of CBAN and SCSG relating to the CBAN Meeting and the SCSG Meeting.
114.“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by CBAN in connection with the CBAN Common Stock Issuance (including the Proxy Statement-Prospectus constituting a part thereof).
115.“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
116.“Regulatory Approval” has the meaning set forth in Section 3.06(a).
117.“Requesting Party” has the meaning set forth in Section 1.05.
118.“Requisite CBAN Shareholder Approval” means approval of this Agreement and the transactions contemplated hereby, including the issuance of CBAN Common Stock as contemplated by this Agreement, by a vote (in person or by proxy) of the majority of the outstanding shares of CBAN Common Stock entitled to vote thereon at the CBAN Meeting.
119.“Requisite SCSG Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of SCSG Stock entitled to vote thereon at the SCSG Meeting.
120.“Representative” has the meaning set forth in Section 2.03(a)(iii).
121.“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

122.“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
123.“SCSG” has the meaning set forth in the preamble to this Agreement.
124.“SCSG 401(a) Plan” has the meaning set forth in Section 3.15(c).
125.“SCSG Benefit Plans” has the meaning set forth in Section 3.15(a).
126.“SCSG Cancelled Shares” has the meaning set forth in Section 2.01(b).
127.“SCSG Common Stock” means the common stock, $1.00 par value per share, of SCSG.
128.“SCSG Disclosure Schedule” has the meaning set forth in Article III.
129.“SCSG Employees” has the meaning set forth in Section 3.15(a).
130.“SCSG Expenses” has the meaning set forth in Section 5.23.
131.“SCSG Financial Advisor” has the meaning set forth in Section 3.14.
132.“SCSG Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of SCSG and its Subsidiaries.
133.“SCSG Investment Securities” means the investment securities of SCSG and its Subsidiaries.
134.“SCSG Investor Agreement” has the meaning section forth in Section 3.02(d).
135.“SCSG Loan” has the meaning set forth in Section 3.22(c).
136. “SCSG Material Contracts” has the meaning set forth in Section 3.12(a).
137.“SCSG Meeting” has the meaning set forth in Section 5.04(a).
138.“SCSG Non-Voting Common Stock” means the non-voting common stock, $1.00 par value per share, of SCSG.
139.“SCSG Option” shall have the meaning set forth in Section 2.04(c).
140.“SCSG Phantom Stock Unit” has the meaning set forth in Section 2.04(d).
141.“SCSG Preferred Stock” means the serial preferred stock, no par value, of SCSG.
142.“SCSG Recommendation” has the meaning set forth in Section 5.04(b).
143.“SCSG Regulatory Agreement” has the meaning set forth in Section 3.13.

144.“SCSG Representatives” has the meaning set forth in Section 5.09(a).
145.“SCSG Restricted Share” has the meaning set forth in Section 2.04(b).
146.“SCSG Restricted Share Agreements” has the meaning set forth in Section 5.18.
147.“SCSG Series AAA Preferred Stock” means the SCSG Preferred Stock designated as Series AAA Preferred Stock.
148.“SCSG Series A Preferred Stock” means the SCSG Preferred Stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A.
149.“SCSG Series B Preferred Stock” means the SCSG Preferred Stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B.
150.“SCSG Series C Preferred Stock” means the SCSG Preferred Stock designated as Series C Non-Cumulative Convertible Perpetual Preferred Stock.
151.“SCSG Series D Preferred Stock” means the SCSG Preferred Stock designated as Series D Convertible Perpetual Preferred Stock.
152.“SCSG Stock” means the capital stock of SCSG, including SCSG Common Stock, SCSG Non-Voting Common Stock, and SCSG Preferred Stock.
153.“SCSG Stock Plans” means all equity plans of SCSG or any Subsidiary, each as amended to date.
154.“SCSG Subsequent Determination” has the meaning set forth in Section 5.09(e).
155.“SCSG Voting Agreement” or “SCSG Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.
156.“SEC” means the Securities and Exchange Commission.
157.“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
158.“Shortfall Number” has the meaning set forth in Section 2.03(b)(ii).
159.“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
160.“SouthCrest Bank” has the meaning set forth in Section 1.03.
161.“SRO” has the meaning set forth in Section 3.06.

162.“Starting CBAN Stock Price” shall mean $15.00.
163.“Starting Index Price” shall mean the Index Price on the date of this Agreement.
164.“Stock Conversion Maximum” has the meaning set forth in Section 2.03(a)(ii).
165.“Stock Election” has the meaning set forth in Section 2.03(a)(iii).
166.“Stock Election Number” has the meaning set forth in Section 2.03(b)(i).
167.“Stock Election Shares” has the meaning set forth in Section 2.03(a)(iii).
168.“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of SCSG means, unless the context otherwise requires, any current or former Subsidiary of SCSG.
169.“Superior Proposal” has the meaning set forth in Section 5.09(a).
170.“Surviving Bank” has the meaning set forth in Section 1.03.
171.“Surviving Entity” has the meaning set forth in the Recitals.
172.“Tangible Equity Capital” has the meaning set forth in Section 2.02(b).
173.“Tangible Equity Capital Minimum” means (i) $49,950,000 if the Closing Date occurs on or before July 31, 2021, (ii) $50,475,000 if the Closing Date occurs on or after August 1, 2021 but before September 1, 2021, and (iii) $51,000,000 if the Closing Date occurs on or after September 1, 2021.
174.“Tax” and “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

175.“Tax Returns” shall mean any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.
176.“Terminated Contracts” has the meaning set forth in Section 5.14.
177.“Termination Date” has the meaning set forth in Section 7.01(i).
178.“Termination Fee” has the meaning set forth in Section 7.02(a).
179.“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
180.“Trading Day” means any day on which Nasdaq is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
181.“Transaction Expenses” has the meaning set forth in Section 2.02(b).
182.“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
183.“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a).
184.“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
Article IX.

MISCELLANEOUS
Section a.Survival.
No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.
Section b.Waiver; Amendment.
Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the CBAN Meeting or the SCSG Meeting no amendment shall be made which by Law requires further approval by the shareholders of CBAN or SCSG, as applicable, without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section c.Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
136.This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Georgia, without regard for conflict of law provisions.
137.Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Georgia (the “Georgia Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Georgia Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Georgia Courts, (iii) waives any objection that the Georgia Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
138.Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section d.Expenses.
Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.
Section e.Notices.
All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
139.if to CBAN, to:
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
Attn:    T. Heath Fountain, President & CEO
E-mail:    heath.fountain@colonybank.com

with a copy (which shall not constitute notice to CBAN) to:

Fenimore, Kay, Harrison & Ford, LLP
191 Peachtree Street NE
Suite 849
Atlanta, Georgia 30303
Attn:    Jonathan S. Hightower
    Kevin E. Strachan
E-mail:    jhightower@fkhpartners.com
    kstrachan@fkhpartners.com

140.if to SCSG, to:
SouthCrest Financial Group, Inc.
1475 Peachtree Street NE
Suite 200
Atlanta, Georgia 30309
Attn:    Brian D. Schmitt, President & CEO
E-mail:    brian.schmitt@southcrestbank.com

with a copy (which shall not constitute notice to SCSG) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Attn:    Mark C. Kanaly
    William W. Hooper
E-mail:    mark.kanaly@alston.com
    will.hooper@alston.com

Section f.Entire Understanding; No Third Party Beneficiaries.
This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, CBAN and SCSG hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section g.Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section h.Enforcement of the Agreement.
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section i.Interpretation.
141.When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

142.The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
143.The SCSG Disclosure Schedule and the CBAN Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
144.Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.
145.Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.
Section j.Assignment.
No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section k.Counterparts.
This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
COLONY BANKCORP, INC.

/s/ T. Heath Fountain
T. Heath Fountain
President and Chief Executive Officer
SOUTHCREST FINANCIAL GROUP, INC.

/s/ Brian D. Schmitt
Brian D. Schmitt
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]